EXHIBIT 99.1

CONSOLIDATED FINANCIAL STATEMENTS FOR

WAKEFIELD INVESTMENT HOLDINGS LLC

FOR THE YEAR ENDED DECEMBER 31, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members

Wakefield Investment Holdings LLC

New York, New York

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Wakefield Investment Holdings LLC (the “Company”) as of December 31, 2021, and the related consolidated statements of operations, changes in partners’ equity and cash flows for the years ended December 31, 2021 and 2020, and the related 2021 notes (collectively, referred to as the “consolidated financial statements”). In our opinion, the 2021 and 2020 consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021, and the results of their operations and their cash flows for each of the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated balance sheet as of December 31, 2022 and the related consolidated statements of operations, changes in partners’ equity, cash flows and related notes, for the year ended December 31, 2022, were not audited by us and accordingly, we do not express an opinion on them.

Basis for Opinion

These 2021 and 2020 consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s 2021 and 2020 consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

Except as explained above, we conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the 2021 and 2020 consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the 2021 and 2020 consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the 2021 and 2020 consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1)  relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Mortgage Servicing Rights

Description of the Matter

The Company’s capitalized mortgage servicing rights (MSRs) totaled $379 million as of December 31, 2021. As explained in Note A to the consolidated financial statements, the Company recognized MSRs at estimated fair value upon the sale of an originated loan when the Company retained the right to service the loan. Subsequently, the MSRs are amortized over the period of net servicing income or loss and are evaluated for impairment based on the fair value at each reporting date. The Company engaged an independent third-party valuation expert to assist in determining the fair value of the MSRs. The fair value estimates for the MSRs primarily utilize discounted cash flow models that incorporate significant assumptions including discount rate, prepayment rate, servicing cost and estimated life.

Auditing the valuation of MSRs was complex and involved a high degree of subjectivity due to the nature of the assumptions. In particular, the valuation of MSRs was sensitive to assumptions such as discount rate, prepayment rate, servicing cost and estimated life, which were based on current market data and had a significant effect on the valuation of the MSRs.

How We Addressed the Matter in our audit

We obtained an understanding and evaluated the design of internal controls over the MSR valuation process. This included evaluating the design of controls over management’s evaluation of the MSR valuations prepared by the third-party expert and controls over the data inputs and the significant assumptions used in the discounted cash flow models.

Our audit procedures included, among others, testing the completeness and accuracy of the data provided to management’s third-party expert, evaluating the appropriateness of the methodology used to determine the fair value of the MSRs and testing the significant assumptions used in the discounted cash flow models. We utilized information obtained from market participants and recent market activity on other MSR transactions to test management’s assumptions and identify potential sources of contrary information.

/s/ Richey, May & Co., LLP.

We have served as Wakefield Investment Holdings LLC’s auditor since 2020.

Englewood, Colorado

February 14, 2022

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WAKEFIELD INVESTMENT HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31,
	2022	2021
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$38,553	$38,515
Restricted cash	10,304	8,271
Mortgage loans held for sale, at fair value	742,242	2,176,037
Accounts receivable and advances, net	77,898	44,530
Derivative assets	10,804	31,158
Prepaid expenses	11,234	14,570
Loans eligible for repurchase from GNMA	380,898	391,177
Notes receivable, construction loans	35,170	3,978
Total current assets	1,307,103	2,708,236

OTHER ASSETS
Property and equipment, net	7,884	9,376
Mortgage servicing rights, net	353,674	379,088
Deposits	1,294	1,184
Goodwill	5,000	5,000
Right‐of‐use asset	23,140	28,179
Other assets	6,001	6,003
Total other assets	396,993	428,830

TOTAL ASSETS	$1,704,096	$3,137,066

LIABILITIES AND PARTNERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$26,090	$52,264
Customer deposits and loan escrows	7,860	6,744
Due to related party	3,049	8,939
Warehouse lines of credit	679,738	2,022,542
MSR lines of credit	140,000	119,000
Construction lines of credit	35,155	—
Derivative liabilities	—	1,040
Loan loss reserve	5,093	12,525
Lease liability, current portion	8,601	9,632
Liability for loans eligible for repurchase from GNMA	380,898	391,177
Total current liabilities	1,286,484	2,623,863
Lease liability, net of current portion	15,282	19,582
Total liabilities	1,301,766	2,643,445

COMMITMENTS AND CONTINGENCIES (Note L)

PARTNERS’ EQUITY	402,330	493,621

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$1,704,096	$3,137,066

The accompanying notes are an integral part of these consolidated financial statements.

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WAKEFIELD INVESTMENT HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Year Ended December 31,
	2022	2021	2020
	(unaudited)
REVENUE
Gain on sale of mortgage loans held for sale, net of direct costs of $36,112, $96,455 and $147,923, respectively	$267,976	$784,021	$1,070,140
Interest income	47,168	57,530	47,069
Interest expense	(37,341)	(51,775)	(39,234)
Loan servicing fees, net of direct costs of $24,428, $27,850 and $14,388, respectively	88,859	73,828	31,403
Recovery of impairment of mortgage servicing rights	20,864	12,169	—
Gain on addition of mortgage servicing rights	160,786	245,216	165,758
Gain on sale of mortgage servicing rights	43,245	—	—
Other income	5,000	—	—
Total revenue	596,557	1,120,989	1,275,136

EXPENSES
Salaries, commissions and benefits	388,247	658,245	531,338
Occupancy, equipment and communication	19,510	28,903	29,072
General and administrative	39,409	42,983	60,835
Advertising and marketing	31,252	84,543	53,818
Provision for loan losses	5,448	7,203	13,365
Depreciation and amortization	3,998	2,321	2,146
Amortization of mortgage servicing rights	53,550	61,117	32,351
Loss on disposal of property and equipment	200	—	—
Impairment of mortgage servicing rights	—	—	27,578
Total expenses	541,614	885,315	750,503

NET INCOME	54,943	235,674	524,633

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	28,522	51,178	152,037

NET INCOME ATTRIBUTABLE TO THE PARENT	$26,421	$184,496	$372,596

The accompanying notes are an integral part of these consolidated financial statements.

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WAKEFIELD INVESTMENT HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ EQUITY

($ in thousands)

	Total	Noncontrolling
	Partners’ Equity	Interest	Totals

Balance, December 31, 2019 (unaudited)	$160,722	$430	$161,152
Partners’ contributions	11,840	—	11,840
Partners’ distributions	(229,671)	—	(229,671)
Net Income	372,596	152,037	524,633
Balance, December 31, 2020	315,487	152,467	467,954
Partners’ contributions	127	—	127
Partners’ distributions	(149,254)	(60,880)	(210,134)
Net Income	184,496	51,178	235,674
Balance, December 31, 2021	350,856	142,765	493,621
Partners’ contributions	—	—	—
Partners’ distributions	(126,914)	(19,320)	(146,234)
Net Income	26,421	28,522	54,943
Balance, December 31, 2022 (unaudited)	$250,363	$151,967	$402,330

The accompanying notes are an integral part of these consolidated financial statements.

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WAKEFIELD INVESTMENT HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Year Ended December 31,
	2022	2021	2020
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$54,943	$235,674	$524,633
Non‐cash items‐
Provision for loan losses	5,448	7,203	13,365
Depreciation and amortization	3,998	2,321	2,146
Amortization of mortgage servicing rights	53,550	61,117	32,351
Impairment (recovery of impairment) of mortgage servicing rights	(20,864)	(12,169)	27,578
Amortization of right-of-use assets	9,324	7,074	—
Net unrealized gain on investments	—	—	(2,873)
Gain on sale of mortgage loans held for sale, net of direct costs	(267,976)	(784,021)	(1,070,140)
Indemnification payment to related party	—	—	26,667
Gain on sale of mortgage servicing rights	(43,245)	—	—
Gain on addition of mortgage servicing rights	(160,786)	(245,216)	(165,758)
Loss on disposal of property and equipment	200	196	56
(Increase) decrease in‐
Proceeds from sale and principal payments on mortgage loans held for sale	13,774,409	31,272,468	26,698,778
Originations and purchases of mortgage loans held for sale	(12,072,639)	(30,622,346)	(26,934,021)
Accounts receivable and advances, net	(22,773)	13,754	(43,088)
Notes receivable, construction loans	(31,192)	(3,978)	—
Derivative assets	20,355	92,196	(102,404)
Change in other assets and liabilities, net	3,814	(4,726)	(6,801)
Increase (decrease) in‐
Accounts payable and accrued expenses	(26,676)	(10,532)	40,530
Customer deposits and loan escrows	1,118	1,297	3,067
Due to related party	(5,890)	(2,051)	8,092
Loan loss reserve	(12,880)	(6,975)	(4,029)
Derivative liabilities	(1,040)	(34,825)	34,825
Net cash provided by (used in) operating activities	1,261,198	(33,539)	(917,026)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,708)	(8,123)	(2,020)
Proceeds from sale of mortgage servicing rights	186,165	—	—
Related party loan, net	—	—	(1,750)
Purchase of equity investment	—	—	(6,000)
Net proceeds from real estate owned	—	200	(200)
Net cash provided by (used in) investing activities	183,457	(7,923)	(9,970)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under warehouse lines of credit	(1,338,467)	107,613	1,210,714
Net borrowings under construction lines	30,818	—	—
Net borrowings under MSR lines of credit	21,000	119,000	(10,203)
Net repayments under lease liability	(9,615)	(7,099)	—
Partners' distributions, net	(146,320)	(210,007)	(217,830)
Net cash (used in) provided by financing activities	(1,442,584)	9,507	982,681

Increase (decrease) in cash and cash equivalents and restricted cash	2,071	(31,955)	55,685

Cash and cash equivalents and restricted cash, beginning of year	46,786	78,741	23,056

Cash and cash equivalents and restricted cash, end of year	$48,857	$46,786	$78,741

The accompanying notes are an integral part of these consolidated financial statements.

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WAKEFIELD INVESTMENT HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Year Ended December 31,
	2022	2021	2020
	(unaudited)
SUPPLEMENTAL INFORMATION
Cash paid for interest and warehouse fees	$37,697	$51,379	$39,510

NON‐CASH INVESTING AND FINANCING ACTIVITIES

The Company increased retained mortgage servicing rights in connection with loan sales.	$160,786	$245,216	$165,758

The Company recognized loans eligible for repurchase from GNMA and the related liability.	$380,898	$391,177	$592,380

The Company increased accounts receivable for holdback revenue on the sale of mortgage servicing rights.	$10,594	$—	$—

The Company obtained operating right-of-use assets in exchange for operating lease obligations.	$4,285	$—	$—

Effective January 1, 2020, the Company adopted ASC 842 (see note N), resulting in the initial recognition of an operating lease liability and an operating right-of-use asset, net of the deferred rent liability at December 31, 2020. During the year ended December 31, 2020, the Company exchanged the net operating right-of-use assets for operating lease obligations.	$—	$—	$1,059

The accompanying notes are an integral part of these consolidated financial statements.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Wakefield Investment Holdings LLC (Wakefield Holdings) is a holding company owning subsidiaries that engage in real estate investment activities. Wakefield was incorporated in Delaware and maintains its corporate office in New York.

Principles of Consolidation

The consolidated financial statements include the accounts of Wakefield Holdings and Wakefield Investors LLC (Wakefield Investors), which Wakefield Holdings owns an 83% interest in (collectively referred to as “the Company”). Wakefield Investors includes the accounts of its wholly-owned subsidiary Wakefield Partners GP LLC (Wakefield Partners) and a 98% ownership interest in Cardinal Financial Company, Limited Partnership (Cardinal). Cardinal includes the accounts of Lifestyle Home Lending LLC (Lifestyle). Cardinal is primarily engaged in the business of originating, selling and servicing residential mortgage loans through their correspondent, broker, wholesale, retail, and direct-to-consumer origination channels.

All material intercompany transactions have been eliminated in consolidation.

Basis of Accounting

The consolidated financial statements of the Company are prepared on the accrual basis of accounting.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) as codified in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC).

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly significant relate to the Company’s fair value measurements of mortgage loans held for sale, mortgage servicing rights (MSRs), derivative assets and liabilities, goodwill, as well as the estimate for the loan loss reserve.

Consolidation, Variable Interest Entities

The Company sells mortgage loans to the Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC), which are government-sponsored enterprises. The Company also issues Government National Mortgage Association (GNMA) securities by pooling eligible loans through a custodian and assigning rights to the loans to GNMA. FNMA, FHLMC and GNMA (the Agencies) provide credit enhancements for mortgage loans through certain guarantee provisions. These securitizations involve variable interest entities (VIEs) as the trusts or similar vehicles, by design, that either (1) lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) have equity investors that do not have the ability to make significant decisions relating to the entity’s operations through voting rights, or do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entities.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Consolidation, Variable Interest Entities (Continued)

The primary beneficiary of a VIE (i.e., the party that has a controlling financial interest) is required to consolidate the assets and liabilities of the VIE. The primary beneficiary is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company typically retains the right to service loans sold or securitized by the Agencies. Due to the significant influence of the Agencies over the VIEs that hold the assets from loan securitizations, principally through their rights and responsibilities as master servicer, the Company is not the primary beneficiary of the VIEs and therefore the VIEs are not consolidated.

The Company performs on-going reassessments of (1) whether entities previously evaluated under the majority voting-interest framework have become VIEs, based on certain events, and therefore become subject to the VIE consolidation framework; and (2) whether changes in the facts and circumstances regarding the Company’s involvement with a VIE cause the Company’s consolidation determination to change.

The Company consolidates the financial statements of Lifestyle. Although Cardinal does not have the majority interest in Lifestyle, as the managing member, Cardinal is deemed to have control and therefore Lifestyle is consolidated by Cardinal.

Cash and Cash Equivalents

For cash flow purposes, the Company considers cash and temporary investments with original maturities of three months or less, to be cash and cash equivalents. The Company has diversified its credit risk for cash by maintaining deposits in several financial institutions, which may at times exceed amounts covered by insurance from the Federal Deposit Insurance Corporation. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash and cash equivalents.

Restricted Cash

Restricted cash includes certain cash balances that are restricted under warehouse agreements, escrow cash, and appraisal fees collected from borrowers.

Mortgage Loans Held for Sale and Revenue Recognition

Mortgage loans held for sale are carried at fair value under the fair value option with changes in fair value recorded in gain on sale of mortgage loans held for sale on the consolidated statements of operations. The fair value of mortgage loans held for sale committed to investors is calculated using observable market information such as the investor commitment, assignment of trade or other mandatory delivery commitment prices. The Company values loans committed to Agency investors based on the quoted Agency mortgage backed security (MBS) prices. The fair value of mortgage loans held for sale not committed to investors is based on quoted best execution secondary market prices. If no such quoted price exists, the fair value is determined using quoted prices for a similar asset or assets, such as MBS prices, adjusted for the specific attributes of that loan, which would be used by other market participants. Mortgage loans held for sale not calculated using observable market information is based on third party broker quotations (scratch and dent), the underlying collateral adjusted for a valuation allowance, or market bid pricing.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Loans Held for Sale and Revenue Recognition (Continued)

Gains and losses from the sale of mortgage loans held for sale are recognized based upon the difference between the sales proceeds and carrying value of the related loans upon sale and are recorded in gain on sale of mortgage loans held for sale on the consolidated statements of operations. Sales proceeds reflect the cash received from investors through the sale of the loan and servicing release premium. If the related MSR is sold servicing retained, the MSR addition is recorded in gain on sale of mortgage loans held for sale on the consolidated statements of operations. Gain on sale of mortgage loans held for sale also includes the unrealized gains and losses associated with the changes in the fair value of mortgage loans held for sale, and the realized and unrealized gains and losses from derivative instruments.

Mortgage loans held for sale are considered sold when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been isolated from the Company, beyond the reach of the Company and its creditors; the purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through either an agreement that both entitles and obligates the Company to repurchase or redeem the transferred assets before their maturity or the ability to unilaterally cause the holder to return specific financial assets. The Company typically considers the above criteria to have been met upon acceptance and receipt of sales proceeds from the purchaser.

Loan Origination Fees

Loan origination fees represent revenue earned from originating mortgage loans. Loan origination fees generally represent flat per-loan fee amounts or are based on a percentage of the original principal loan balance and are recognized as revenue at the time the mortgage loans are funded. Loan origination expenses are charged to operations as incurred.

Interest Income

Interest income on mortgage loans held for sale is recognized for the period from loan funding to sale based upon the principal balance outstanding and contractual interest rates. Revenue recognition is discontinued when loans become 90 days delinquent, or when, in management’s opinion, the recovery of principal and interest becomes doubtful and the mortgage loans held for sale are put on nonaccrual status.

Revenue Recognition

ASC 606, Revenue from Contracts with Customers (ASC 606), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue, to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services, as performance obligations are satisfied. The majority of the Company’s revenue generating transactions are not subject to ASC 606, including revenue generated from financial instruments such as the Company’s mortgage loans and derivatives as well as revenue related to the Company’s mortgage servicing activities.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Servicing Fees and Expenses

Loan servicing fees represent revenue earned for servicing loans for various investors. Loan servicing fees are based on a contractual percentage of the outstanding unpaid principal balance and are recognized into revenue as the related mortgage payments are received. Loan servicing expenses are charged to operations as incurred.

Servicing Advances

Servicing advances represent escrows advanced by the Company on behalf of borrowers and investors to cover delinquent balances for property taxes, insurance premiums and other out-of-pocket costs. Servicing advances are made in accordance with the Company’s servicing agreements and are recoverable upon collection of future borrower payments, sale of loan collateral, reimbursement by investor, or mortgage insurance claims. Non- recoverable servicing advances are expensed as incurred. The Company periodically reviews outstanding servicing advances for collectability and establishes a valuation allowance for amounts estimated to be uncollectible amounts.

Property and Equipment, Net

Property and equipment is recorded at cost and depreciated or amortized using the straight line method over the estimated useful lives of the assets.

The following is a summary of property and equipment:

	Useful lives	December 31,
	(years)	2022	2021
Property and equipment, at cost
Furniture and equipment	3‐7	$19,966	$17,727
Leasehold improvements	(a)	1,443	1,352
Total property and equipment, at cost		21,409	19,079
Accumulated depreciation and amortization
Furniture and equipment		(12,244)	(8,458)
Leasehold improvements		(1,281)	(1,245)
Total accumulated depreciation and amortization		(13,525)	(9,703)
Total property and equipment, net		$7,884	$9,376

(a)	Amortized over the shorter of the related lease term or the estimated useful life of the assets.

The Company periodically assesses property and equipment for impairment whenever events or circumstances indicate the carrying amount of an asset may exceed its fair value. If property and equipment is considered impaired, the impairment losses will be recorded on the consolidated statements of operations. The Company did not recognize any impairment losses during the years ended December 31, 2022 and 2021.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments

The Company holds and issues derivative financial instruments such as interest rate lock commitments (IRLCs) and forward sale commitments. IRLCs are subject to price risk primarily related to fluctuations in market interest rates. To hedge the interest rate risk on certain IRLCs, the Company uses forward sale commitments, such as to-be- announced securities or mandatory delivery commitments with investors. Management expects these forward sale commitments to experience changes in fair value opposite to the changes in fair value of the IRLCs thereby reducing earnings volatility. Forward sale commitments are also used to hedge the interest rate risk on mortgage loans held for sale that are not committed to investors and still subject to price risk. If the mandatory delivery commitments are not fulfilled, the Company pays a pair-off fee. Best effort forward sale commitments are also executed with investors, whereby certain loans are locked with a borrower and simultaneously committed to an investor at a fixed price. If the best effort IRLC does not fund, there is no obligation to fulfill the investor commitment.

The Company considers various factors and strategies in determining what portion of the IRLCs and uncommitted mortgage loans held for sale to economically hedge. FASB ASC 815-25, Derivatives and Hedging, requires that all derivative instruments be recognized as assets or liabilities on the consolidated balance sheet at their fair value. Changes in the fair value of the derivative instruments are recognized in gain on sale of mortgage loans held for sale on the consolidated statements of operations in the period in which they occur. Gains and losses resulting from the pairing-out of forward sale commitments are recognized in gain on sale of mortgage loans held for sale on the consolidated statements of operations. The Company accounts for all derivative instruments as free-standing derivative instruments and does not designate any for hedge accounting.

Mortgage Servicing Rights and Revenue Recognition

FASB ASC 860-50, Transfers and Servicing, requires that MSRs be initially recorded at fair value at the time the underlying loans are sold. To determine the fair value of the MSR created, the Company applies a valuation multiple to the servicing fee for each loan which is based on the underlying characteristics of the loan. The valuation multiple is derived from a third party valuation model that calculates the net present value of future cash flows. The valuation model incorporates assumptions that market participants would use in estimating future net servicing revenue, including the estimated discount rate, estimated prepayment speeds, the cost of servicing, estimated delinquencies and associated servicing advances, contractual service fees, ancillary income and late fees, float value, the inflation rate, and default rates. The credit quality and stated interest rates of the loans underlying the MSRs affect the assumptions used in the cash flow models. MSRs are not actively traded in open markets; accordingly, considerable judgment is required to estimate their fair value, and changes in these estimates could materially change the estimated fair value. The Company receives a fixed servicing fee monthly based on the outstanding principal balances of the mortgage loans it services for others.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Servicing Rights and Revenue Recognition (Continued)

After initially recording the MSRs at fair value, the Company subsequently amortizes the MSRs over the estimated economic life of the related mortgage loans in proportion to the estimated future net servicing revenue. MSRs are periodically evaluated to determine if the amortized cost of MSRs is in excess of the estimated fair value. For this purpose, the Company stratifies its MSRs based on loan term, interest rate, and product type. Estimates of remaining loan lives and prepayment rates are derived from the output of the MSR valuation model. When impairment is identified in any individual stratification, due to the MRSs amortized cost exceeding its estimated fair value, management records a valuation allowance. Valuation allowances are recorded as a reduction to the MSRs on the consolidated balance sheets.

Impairment of the amortized cost of MSRs is assessed based on the fair value at each reporting date using estimated prepayment speeds of the underlying mortgage loans serviced and stratification based on risk characteristics of the underlying loans (predominantly interest rates). As interest rates decrease, mortgage refinancing activity may increase, resulting in shortened prepayment speeds of the loans underlying MSRs, which may result in a reduction of the MSR’s fair value. Such fair value adjustment may require an additional valuation allowance being charged to earnings, to the extent that the amortized cost of the MSR exceeds the estimated fair value from stratification. Conversely, as mortgage interest rates rise, prepayment speeds are usually slower and the value of the MSR asset generally increases, requiring a lower valuation allowance. If it is later determined that all or a portion of the temporary impairment no longer exists for a stratification, the valuation allowance is reduced through a recovery to earnings. If there is another-than-temporary impairment (i.e. recoverability is considered remote when considering interest rates and loan pay-off activity), it is recognized as a write-down of the MSR asset and the related valuation allowance. A direct write-down permanently reduces the carrying value of the MSR asset and valuation allowance, precluding subsequent recoveries.

The key assumptions used in determining the fair value of MSRs when they are initially recorded are as follows for the years ended December 31:

	2022	2021
Discount rates	8.51% - 10.72%	9.00% - 12.50%
Annual prepayment speeds	7.09% - 29.53%	9.45% - 35.12%
Cost of servicing	$65 - $90	$65 - $90

Sale of Mortgage Servicing Rights

A transfer of servicing rights related to loans previously sold qualifies as a sale at the date on which title passes, if substantially all risks and rewards of ownership have irrevocably passed to the transferee and any protection provisions retained by the transferor are minor and can be reasonably estimated. In addition, if a sale is recognized and only minor protection provisions exist, a liability is accrued for the estimated obligation associated with those provisions.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans in Forbearance and Loans Eligible for Repurchase from GNMA

When the Company has the unilateral right to repurchase GNMA pool loans it has previously sold (generally loans that are more than 90 days past due) and the Company has determined there is more than a trivial benefit to repurchase the loans, the Company records its right to repurchase the loan on its consolidated balance sheet as an asset and corresponding liability. The recognition of previously sold mortgage loans does not impact the accounting for the previously recognized MSRs. At December 31, 2022 and 2021, delinquent or defaulted mortgage loans currently in GNMA pools that the Company has recognized on its consolidated balance sheets totaled $380,898 and $391,177, respectively. During the year ended December 31, 2021, the Company elected to effect an early buyout by purchasing $250,000 of delinquent loans in GNMA mortgage-backed securities all of which were subsequently sold under Mortgage Loan Purchase Agreements that had been negotiated with third parties prior to the applicable early buyout. During the years ended December 31, 2022, 2021 and 2020, the Company repurchased $71,551; $65,905 and $18,505, respectively, of GNMA delinquent or defaulted mortgage loans, of which $66,732; $47,800 and $9,007, respectively, of the repurchased loans were eligible to re-pool.

Borrowers that entered into a forbearance plan under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) had an unpaid principal balance of approximately $87,976 or 0.28% of the MSR portfolio as of December 31, 2022, of which $69,653 or 79% was greater than 90 days delinquent.

Goodwill

The Company has goodwill totaling $5,000 in connection with a change in control of ownership. The Company evaluates goodwill annually for impairment or more frequently if impairment indicators arise. The Company did not record any impairment losses during the years ended December 31, 2022 and 2021.

Loan Loss Reserve

Loans sold to investors by the Company and which met investor and Agency underwriting guidelines at the time of sale may be subject to repurchase in the event of specific default by the borrower or subsequent discovery that underwriting standards were not met. The Company may, upon mutual agreement, indemnify the investor against future losses on such loans. The Company has established a reserve for potential losses related to these representations and warranties. Additionally, reserves are established for estimated liabilities from the need to repay, where applicable, a portion of the premium received from investors on the sale of certain mortgage loans if such loans are repaid in their entirety within a specified period after the sale of the loans. In assessing the adequacy of the reserve, management evaluates various factors including actual write-offs during the period, historical loss experience, known delinquent and other problem loans, and economic trends and conditions in the industry. Actual losses incurred are reflected as write-offs against the loan loss reserve.

The activity in the loan loss reserve for mortgage loans held for sale is as follows:

	December 31,
	2022	2021
Balance, beginning of year	$12,525	$12,297
Provision for loan losses	5,448	7,203
Loans written‐off	(12,880)	(6,975)
Balance, end of year	$5,093	$12,525

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Loss Reserve (Continued)

Because of the uncertainty in the various estimates underlying the loan loss reserve, there is a range of losses in excess of the recorded loan loss reserve that is reasonably possible. The estimate of the range of possible loss for representations and warranties, in excess of the recorded loan loss reserve, does not represent a probable loss. The estimated loan loss is based on current available information, significant judgment, and a number of assumptions that are subject to change.

Escrow and Fiduciary Funds

The Company maintains segregated bank accounts for escrow balances in trust for investors for mortgagors. The balances of these accounts amounted to $229,068 and $440,419 at December 31, 2022 and 2021, respectively, and are excluded from the consolidated balance sheets.

Advertising and Marketing

Advertising and marketing are expensed as incurred and amounted to $31,252; $84,543 and $53,818 for the years ended December 31, 2022, 2021 and 2020, respectively.

Income Taxes

The Company has elected to be taxed as a partnership under the Internal Revenue Code. Accordingly, no federal income tax provision and state income taxes, to the extent possible, have been recorded in the consolidated financial statements, as all items of income and expense generated by the Company are reported on the partners’ income tax returns. The Company has no federal or state tax examinations in process as of December 31, 2022.

Risks and Uncertainties

In the normal course of business, companies in the mortgage banking industry encounter certain economic and regulatory risks. Economic risks include interest rate risk and credit risk. The Company is subject to interest rate risk to the extent that in a rising interest rate environment, the Company may experience a decrease in loan production, as well as decreases in the value of mortgage loans held for sale not committed to investors and commitments to originate loans, which may negatively impact the Company’s operations. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which loans are being held for sale or serviced by the Company.

The Company sells loans to investors without recourse. As such, the investors have assumed the credit risk of loss or default by the borrower. However, the Company is usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation and collateral. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. In addition, if loans pay-off within a specified time frame, the Company may be required to refund a portion of the sales proceeds to the investors.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Risks and Uncertainties (Continued)

The Company’s business requires substantial cash to support its operating activities. As a result, the Company is dependent on its warehouse lines of credit, and other financing facilities in order to finance its continued operations. If the Company’s principal lenders decided to terminate or not to renew any of these financing facilities with the Company, the loss of borrowing capacity could have a material adverse impact on the Company’s consolidated financial statements unless the Company found a suitable alternative source.

With the rapid rise in mortgage interest rates compounding with housing affordability and inventory issues, the mortgage banking industry has been significantly disrupted. The operational and financial performance of the Company depends on future economic developments, and such uncertainty may have an adverse impact on the Company’s financial performance.

Reclassifications

Certain prior year amounts have been reclassified on the consolidated statements of operations and cash flows to conform to the current period presentation, which primarily included separately stating amounts related to the gain on sale of mortgage servicing rights.

B.	MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale are as follows:

	December 31,
	2022	2021
Mortgage loans held for sale	$699,720	$2,054,579
Mortgage loans held for sale (greater than 90 days outstanding)	31,426	62,332
Fair value adjustment	12,838	58,173
Fair value adjustment (greater than 90 days outstanding)	(1,742)	953
	$742,242	$2,176,037

C.	NOTE RECEIVABLE, CONSTRUCTION LOANS

The Company provides construction financing to individuals who are building new single family residential homes. The individual loans generally do not exceed the lesser of the total acquisition costs or the maximum allowable loan to value, applicable to the loan, multiplied by the appraised value of the completed property. The initial construction period terms are typically nine to twelve months from the inception of the loan, with extension periods available for a maximum term of up to eighteen months. At the completion of the home, the Company will provide permanent mortgage financing for the home of up to 30 years. The construction loans in process are pledged against warehouse lines of credit with financial institutions (Note F). Construction loans are carried on the statement of assets and liabilities at the amount drawn on the loan. As costs are incurred the loan provides for subsequent draws which increase the carrying value of the construction loan. The drawn balance of the construction notes totaled $35,170 against undrawn commitments of $43,303 as of December 31, 2022. Interest rates on outstanding construction notes, as of December 31, 2022, ranged between 3.625% and 7.625%.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

D.	DERIVATIVE INSTRUMENTS

The Company enters into IRLCs to originate residential mortgage loans held for sale, at specified interest rates and within a specified period of time (generally between 30 and 90 days), with borrowers who have applied for a loan and have met certain credit and underwriting criteria. In valuing the IRLCs, the Company uses the estimated revenue on each underlying loan, inclusive of any estimated investor pay-ups and paydowns, less any broker commissions to be paid on wholesale loans and any other estimated remaining costs to originate the loan. The estimated revenue, net of all such expenses is then adjusted for the probability that the mortgage loan will fund within the terms of the IRLC (the pullthrough rate). The pullthrough rate is based on estimated changes in market conditions, loan stage, and actual borrower behavior using a historical analysis.

The key unobservable inputs used in determining the fair value of IRLCs are as follows for the year ended December 31, 2022:

Amounts
Pullthrough rates	78.27% - 78.87%

		Remaining cost
	Notional (a)	to originate
Consumer direct	$48,548	0.74%
Retail lending	313,855	1.51%
Third party originated	112,203	0.33%
	$474,606

(a)	pullthrough rate adjusted

The key unobservable inputs used in determining the fair value of IRLCs are as follows for the year ended December 31, 2021:

Amounts
Pullthrough rates	82.98% - 86.71%

		Remaining cost
	Notional (a)	to originate
Consumer direct	$522,369	1.10%
Retail lending	799,515	2.06%
Third party originated	252,862	0.48%
	$1,574,746

(a)	pullthrough rate adjusted

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

D.	DERIVATIVE INSTRUMENTS (Continued)

The fair value of the TBA, AOT or other forward mandatory delivery commitment being used to hedge the mandatory IRLCs and uncommitted mortgage loans held for sale are based on quoted secondary market prices, such as quoted MBS prices, or investor commitment prices. The notional amounts of mortgage loans held for sale not committed to investors amounted to approximately $414,225 and $1,743,827 at December 31, 2022 and 2021, respectively.

The following summarizes derivative instruments:

	December 31, 2022			December 31, 2021
	Fair Value	Notional Amount		Fair Value	Notional Amount
IRLCs:
Mandatory	$8,516	$428,638	(a)	$30,247	$1,445,154	(a)
Best efforts	779	$45,968	(a)	911	$129,592	(a)
TBAs	1,509	$1,004,500		(1,040)	$2,931,625
Total	$10,804			$30,118

(a)	pullthrough rate adjusted

The Company has exposure to credit loss in the event of contractual non-performance by its trading counterparties in derivative instruments that the Company uses in its rate risk management activities. The Company manages this credit risk by selecting only counterparties that the Company believes to be financially strong, spreading the risk among multiple counterparties, by placing contractual limits on the amount of unsecured credit extended to any single counterparty and by entering into netting agreements with counterparties, as appropriate.

E.	ACCOUNTS RECEIVABLE AND ADVANCES, NET

The following summarizes accounts receivable and advances, net:

	December 31,
	2022	2021
Accounts receivable, trade	$1,926	$1,494
Accounts receivable, servicing	13,699	7,894
Accounts receivable, MSR sales	10,594	167
Accounts receivable, first payments	407	1,363
Accounts receivable, employees (a)	335	299
Employee loans (b)	6,148	306
Interest receivable, net	2,295	3,035
Servicing advances (c)	36,617	29,217
Margin call receivable	5,877	600
MSR flow sale proceeds holdback	—	155
	$77,898	$44,530

(a)	The accounts receivable, employees primarily represents employee advances where the Company has a contractual right to recover the advances if the employee were to terminate their employment with the Company. The Company periodically assesses the collectability of this receivable whenever events or circumstances indicate that the carrying amounts may not be recoverable.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

E.	ACCOUNTS RECEIVABLE AND ADVANCES, NET (Continued)
(b)

Employee loans represent recoverable advance draws and loans made to Company employees that bear a market rate of interest. The loans are fully callable if the employee’s employment with the Company is terminated for any reason. The Company will forgive the principal and interest on the loans, on a monthly basis, so long as the employees remain employed with the Company. All forgiveness of principal and interest is reported as taxable income on wages to the employee and included in salaries, commissions and benefits on the consolidated statement of operations in the period it is forgiven. Recoverable advance draws do not constitute as wages earned, but an advance against future earned wages by the Company after the forgivable date, as defined in the employment agreement. The Company will forgive the advance draws so long as the employees remain employed with the Company after the forgivable date. The advance draws are included in salaries, commissions and benefits on the consolidated statement of operations.

(c)

The Company periodically reviews outstanding servicing advances for collectability and establishes a valuation allowance for amounts estimated to be uncollectible amounts. No allowance has been recorded as of December 31, 2022, as management has determined that all amounts are fully collectible.

Cardinal had related party receivables at December 31, 2022 and 2021 of $6,544 and $615, respectively, which included $61 and $10, respectively, due from Lifestyle. The Company’s total related party receivables at December 31, 2022 and 2021 of $6,483 and $605, respectively, as noted in (a) and (b) above, excluded the Lifestyle receivable, which were eliminated in consolidation.

The Company periodically evaluates the carrying value of accounts receivable and advance balances with delinquent balances written-off based on specific credit evaluations and circumstances of the debtor.

F.	MORTGAGE SERVICING RIGHTS

The Company’s MSR portfolio is summarized as follows (based on the unpaid principal balance (UPB) of the underlying mortgage loans):

	December 31, 2021		December 31, 2021
		MSR balance as a		MSR balance as a
		percentage of		percentage of
	UPB Amounts	UPB	UPB Amounts	UPB
GNMA	$9,304,412	1.29%	$9,912,561	0.97%
FNMA	14,776,001	1.04%	19,374,710	0.90%
FHLMC	7,662,146	1.04%	11,716,835	0.93%
	$31,742,559		$41,004,106

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

F.	MORTGAGE SERVICING RIGHTS (Continued)

The following summarizes the activity of MSRs:

	December 31,
	2022	2021
Balance, beginning of year	$379,088	$182,820
Additions due to loans sold servicing retained	160,786	245,216
Deletions due to sale of MSRs	(153,514)	—
Amortization expense	(53,550)	(61,117)
Recovery of impairment	20,864	12,169
Balance, end of year	$353,674	$379,088

At December 31, 2022 and 2021, the UPB of mortgage loans serviced approximated $31,742,559 and $41,004,106, respectively. Conforming conventional loans serviced by the Company are sold to FNMA and FHLMC on a non-recourse basis, whereby foreclosure losses are generally the responsibility of FNMA and FHLMC, and not the Company. The government loans serviced by the Company are secured through GNMA, whereby the Company is insured against loss by the Federal Housing Administration or partially guaranteed against loss by the Veterans Administration.

The fair value of capitalized MSRs at December 31, 2022 and 2021 was $479,544 and $456,730, respectively. The Company did not record any permanent impairment losses for the years ended December 31, 2022 and 2021.

The key unobservable inputs used in determining the fair value of the Company’s MSRs are as follows:

December 31,
	2022	2021
Discount rates	9.01% - 10.72%	9.00% - 12.00%
Annual prepayment speeds	7.09% - 15.49%	9.45% - 32.79%
Cost of servicing	$65 - $90	$65 - $90

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

F.	MORTGAGE SERVICING RIGHTS (Continued)

The hypothetical effect of an adverse change in these key assumptions would result in a decrease in fair value as follows:

	December 31,
	2022	2021
Discount rate:
Effect on value ‐ 1% adverse change	$(19,807)	$(16,848)
Effect on value ‐ 2% adverse change	$(38,100)	$(32,528)
Prepayment speeds:
Effect on value ‐ 5% adverse change	$(7,983)	$(10,181)
Effect on value ‐ 10% adverse change	$(15,708)	$(19,977)
Cost of servicing:
Effect on value ‐ 5% adverse change	$(2,456)	$(2,570)
Effect on value ‐ 10% adverse change	$(4,912)	$(5,140)

These sensitivities are hypothetical and should be used with caution. As the table demonstrates, the Company’s methodology for estimating the fair value of MSRs is highly sensitive to changes in key unobservable inputs. For example, actual prepayment experience may differ and any such difference may have a material effect on MSR fair value. Changes in fair value resulting from changes in inputs generally cannot be extrapolated because the relationship of the change in input to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular input on the fair value of the MSRs is calculated without changing any other input; in reality, changes in one factor may be associated with changes in another (for example, decreases in market interest rates may indicate higher prepayments; however, this may be partially offset by lower prepayments due to other factors such as a borrower’s diminished opportunity to refinance), which may magnify or counteract the sensitivities. Thus, any measurement of MSR fair value is limited by the conditions existing and inputs made as of a particular point in time. Those inputs may not be appropriate if they are applied to a different point in time.

The following table summarizes the Company’s estimated future MSR amortization expense. These estimates are based on existing asset balances, the current interest rate environment, and prepayment speeds as of December 31, 2022. The actual amortization expense the Company recognizes in any given period may be significantly different depending upon acquisition or sale activities, changes in interest rates, prepayment speeds, market conditions, or circumstances that indicate the carrying amount of an asset may not be recoverable.

Year Ending December 31,	Amounts
2023	$44,963
2024	40,303
2025	35,788
2026	31,624
2027	27,873
Thereafter	173,123
$353,674

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

F.	MORTGAGE SERVICING RIGHTS (Continued)

Sale of Mortgage Servicing Rights

During 2022, the Company sold MSR portfolios with a UPB of approximately $16,200,000 for $212,000. The Company recognized a gain on sale of $43,245 which is recorded in gain on sale of MSRs on the consolidated statement of operations. In addition, the Company recorded a receivable totaling $10,594 related to the sales, which is due at various times after the transfer date. There were transfer costs, hedges, and various protection provisions for which an estimated $15,367 was paid. The Company performed temporary sub-servicing activities with respect to the underlying loans through the established transfer date, for which the Company earned a fee and is also entitled to certain other ancillary income amounts.

G.	WAREHOUSE LINES OF CREDIT AND MASTER REPURCHASE AGREEMENTS

At December 31, 2022, the Company has twelve warehouse and master repurchase line of credit agreements, including sublines of credit, with various financial institutions with a total written capacity of $3,370,000 and outstanding credit balances of $679,738, excluding construction sublimit outstanding balances (Note H), at December 31, 2022. The warehouse and master repurchase line of credit agreements have maximum line capacities ranging from $20,000 to $500,000 expiring April 8, 2023 through December 12, 2023. Interest is at variable rates, based on the underlying collateral, ranging from 30-day SOFR +1.40% to one-month LIBOR + 2.25% with certain lines subject to minimum SOFR interest rate floors ranging from 1.80% to 2.75%, as defined in the Cardinal and Lifestyle agreements. Under the warehouse and master repurchase line of credit agreements, the financial institutions will advance amounts ranging from 98% to 100% of the committed price of the mortgage loan. To the extent the advance amount on the committed price of the mortgage loan exceeds the UPB of the loan, certain agreements cap the advance rate at 100% of the UPB of the loan. Certain warehouse and master repurchase line of credit agreements require the Company hold restricted and pledged cash which totaled $6,363 at December 31, 2022.

As of December 31, 2022, the Company had mortgage loans held for sale pledged as collateral under the above warehouse and master repurchase lines of credit agreements. The above agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquid assets, maximum debt to net worth ratio, servicing delinquency rate, and positive net income, as defined in the agreements. The Company was in compliance with all covenants at December 31, 2022. The Company intends to renew the warehouse lines of credit and master repurchase agreements when they mature.

H.	CONSTRUCTION LINES OF CREDIT

The Company has three construction line of credit sublimits totaling $80,000 with outstanding credit balances of $35,155 at December 31, 2022, included in its corresponding warehouse line of credit agreement, as described in Note G. Interest is at variable rates, based on the underlying collateral, ranging from 30-day SOFR plus a margin, as disclosed in Note G, expiring August 31, 2023 through September 11, 2023.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

I.	MORTGAGE SERVICING RIGHTS LINES OF CREDIT

The Company has two mortgage servicing rights line of credit agreements, which provide financing for the Company’s MSRs and associated servicing advances, with a total written capacity of $250,000 and outstanding credit balances of $140,000. The line of credit agreements have expiration dates in April 2023. Interest is at variable rates ranging from Prime minus 0.50% to 1-month LIBOR plus 3.50% with certain lines subject to minimum interest rate floors ranging from 3.50% to 4.50%.

The agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, maximum debt to net worth ratio, minimum current ratio, minimum liquid assets, a minimum servicing portfolio delinquency rate and positive net income, as defined in the agreements. The Company was in compliance with all debt covenants as of December 31, 2022.

J.	OPERATING LINES OF CREDIT

Lines of Credit

The Company has an $8,000 unsecured line of credit agreement with a financial institution, expiring on August 31, 2023, which provides financing for the Company’s operations. Interest under the agreement is at 10% per annum. There was no outstanding balance on the line of credit at December 31, 2022. There was no outstanding balance on the line of credit at both December 31, 2022 and 2021.

K.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan covering substantially all employees. Employees may contribute amounts subject to certain Internal Revenue Service and plan limitations. The Company may make discretionary matching and non-elective contributions. The Company made $4,031, $7,110 and $5,237 in contributions to the plan for the years ended December 31, 2022, 2021 and 2020, respectively.

L.COMMITMENTS AND CONTINGENCIES

Commitments to Extend Credit

The Company enters into IRLCs with borrowers who have applied for residential mortgage loans and enters into commitments to purchase loans with third party originators who have met certain credit and underwriting criteria. These commitments expose the Company to market risk if interest rates change and the underlying loan is not economically hedged or committed to an investor. The Company is also exposed to credit loss if the loan is originated and not sold to an investor and the mortgagor does not perform. The collateral upon extension of credit typically consists of a first deed of trust in the mortgagor’s residential property. Commitments to originate loans do not necessarily reflect future cash requirements as some commitments are expected to expire without being drawn upon. Total commitments to originate loans approximated $604,956 at December 31, 2022.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

L.COMMITMENTS AND CONTINGENCIES (Continued)

Regulatory Contingencies

The Company is subject to periodic audits and examinations, both formal and informal in nature, from various federal and state agencies, including those made as part of regulatory oversight of mortgage origination, servicing and financing activities. Such audits and examinations could result in additional actions, penalties or fines by state or federal governmental bodies, regulators or the courts.

Legal

The Company operates in a highly regulated industry and may be involved in various legal and regulatory proceedings, lawsuits and other claims arising in the ordinary course of its business. The amount, if any, of ultimate liability with respect to such matters cannot be determined, but despite the inherent uncertainties of litigation, management currently believes that the ultimate disposition of any such proceedings and exposure will not have, individually or taken together, a material adverse effect on the financial condition, results of operations, or cash flows of the Company. However, actual outcomes may differ from those expected and could have a material effect on the Company’s financial position, results of its operations or cash flows in a future period. The Company accrues for losses when they are probable to occur, and such losses are reasonably estimable. Legal costs are expensed as incurred and are included in general and administrative on the Consolidated Statement of Operations.

As of December 31, 2022, the Company accrued legal expenses related to potential damages in connection with legal proceedings of $2,250 which are included as accounts payable and accrued expenses on the Consolidated Balance Sheet.

During 2022, the Company received $5,000 as a result of litigation which is included in other income in the Consolidated Statement of Operations.

Regulatory Net Worth Requirements

In accordance with the regulatory capital requirements administered by HUD, which governs non-supervised, direct endorsement mortgagees, and the Agencies, which governs seller servicers of FNMA, FHLMC and GNMA, the Company is required to maintain a minimum net worth (as defined by the government agencies mentioned above).

The Company met all minimum net worth, capital requirements and the capital ratio of adjusted tangible net worth to total assets greater than 6% to which it was subject as of December 31, 2022.

M.	SELF INSURANCE PLAN

The Company has engaged an insurance company to provide administrative services for the Company’s self-funded insurance plan. The Company pays the qualifying medical claims expense for all participating individuals up to a stop loss amount of $200 per individual. Commencing January 1, 2022, the Company discontinued offering the self-funded plan and that plan will be terminated when all claims have been paid. All of the Company’s medical plans which it provided to its employees as of January 2, 2022, were fully insured plans. During 2022, the Company released $3,750, recorded on the consolidated balance sheet in accounts payable and accrued expenses at December 31, 2021 to cover any claims incurred but not paid, in salaries, commissions and benefits on the consolidated statement of operations.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

N.	LEASES

The Company leases office space under various operating lease arrangements. Under ASU 2016-02, leases are classified as either finance or operating at the commencement date of the lease, with classification affecting the pattern of expense recognition in the Consolidated Statement of Operations. The Company does not have any finance leases.

The weighted average remaining lease terms and discount rates are as follows for the year ended December 31, 2022:

Weighted‐average remaining lease term ‐ operating leases	4.21 years
Weighted‐average discount rate ‐ operating leases	1.26%

The Company’s lease costs, attributable to entering into short term operating lease arrangements, were $9,003 and $9,559 for the years ended December 31, 2022 and 2021, respectively.

The future minimum lease payments required under the Company’s leases as of December 31, 2022 are as follows:

Year Ending December 31,	Amounts
2023	$8,840
2024	6,559
2025	4,145
2026	1,487
2027	730
Thereafter	2,707
Total undiscounted lease payments	$24,468
Less: imputed interest	(585)
Net lease liabilities	$23,883

O.RELATED PARTY TRANSACTIONS

Under the Company’s agreements with certain of the Company’s branch managers, the Company is required to distribute the earnings of the branch, less a fixed spread, fee and/or revenue share earned by the Company, to the branch manager. The Company had $3,049 and $8,939 due to branches included on the consolidated balance sheets at December 31, 2022 and 2021, respectively, related to such agreements. If there is a loss in the branch, the Company is required to cover the amount of the earnings shortfall, subject to recapture only through the offset of future earnings payments to the applicable branch manager.

The Company does not recognize a related receivable for such branch earnings shortfalls as there is no contractual obligation to collect the shortfall if the branch manager were to terminate their employment or the branch operations were to be discontinued. When new branches are added they typically generate initial losses related to recognition of all start-up expenses without the benefit of any revenues until the mortgage loan pipeline builds. Any such losses are recognized on the consolidated statements of operations in the period they were incurred.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

O.RELATED PARTY TRANSACTIONS (Continued)

The Company had an MSR line of credit with a related party that was not utilized and expired during 2021. The Company received $1,119 on interest expense under the MSR line of credit from the related party during 2020. All amounts related to this MSR line of credit have been eliminated in consolidation.

In 2020, in connection with a settlement agreement, a subsidiary of the Company indemnified one of its members in the amount of $26,667, which was recorded in general and administrative expenses on the consolidated statements of operations. The member used the funds to repay the Company in full for an outstanding note receivable and net accrued interest of $26,667.

During 2020, one of the Company’s subsidiaries purchased a proprietary software from a related party, which was included in other assets on the consolidated balance sheet.

P.FAIR VALUE MEASUREMENTS

FASB ASC 820, Fair Value Measurements and Disclosures, (ASC 820) defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not assumptions specific to the entity.

ASC 820 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon the market data obtained from independent sources (observable inputs). The following summarizes the fair value hierarchy under ASC 820:

Level 1 Inputs – Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2 Inputs – Inputs other than the quoted market prices in active markets that are observable either directly or indirectly.

Level 3 Inputs – Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurements.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurements. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

P.	FAIR VALUE MEASUREMENTS (Continued)

While the Company believes its valuation methods are appropriate and consistent with those used by other market participants, the use of different methods or assumptions to estimate the fair value of certain financial statement items could result in a different estimate of fair value at the reporting date. The significant unobservable inputs used in the fair value measurement may result in significantly different fair value measurements if any of those inputs were to change in isolation. Generally, a change in the assumptions used in the fair value measurement would be accompanied by a directionally opposite change in other assumptions. Those estimated values may differ significantly from the values that would have been used had a readily available market for such items existed, or had such items been liquidated, and those differences could be material to the consolidated financial statements.

The following is a description of the valuation methodologies used for assets and liabilities measured at fair value. There have been no changes in the methodologies used at December 31, 2022.

Mortgage loans held for sale (MLHFS) – The fair value of MLHFS based on Level 2 inputs is determined, when possible, using either quoted secondary-market prices or investor commitments. If no such quoted price exists, the fair value of a loan is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan, which would be used by other market participants. Mortgage loans held for sale based on Level 3 inputs is determined by market bid pricing (e.g. for scratch and dent loans) or based on the value of the underlying collateral, as adjusted by a valuation allowance.

Derivative instruments – The fair value of IRLCs is based on valuation models incorporating the best available market pricing for instruments with similar characteristics, commonly referred to as best execution pricing, or investor commitment prices for best effort IRLCs. The valuation models used to value the IRLCs have unobservable inputs, such as an estimate of the fair value of the servicing rights expected to be recorded upon sale of the loans, estimated remaining costs to originate the loans, and the expected pullthrough rate, and are therefore classified as Level 3 within the fair value hierarchy.

The fair value of forward sale commitments is based on observable market pricing for similar instruments and are therefore classified as Level 2 within the fair value hierarchy.

Mortgage servicing rights – The fair value of MSRs is difficult to determine because MSRs are not actively traded in observable stand-alone markets. The Company uses a discounted cash flow approach to estimate the fair value of MSRs. This approach consists of projecting net servicing cash flows discounted at a rate that management believes market participants would use in their determinations of fair value. The key unobservable inputs used in the estimation of the fair value of MSRs include prepayment speeds, discount rates, default rates, cost to service, contractual servicing fees, escrow earnings and ancillary income.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

P.	FAIR VALUE MEASUREMENTS (Continued)

Assets and Liabilities Measured at Fair Value

The following are the major categories of assets and liabilities measured at fair value on a recurring basis:

	December 31, 2022
Description	Level 1	Level 2	Level 3	Totals
MLHFS	$—	$712,558	$29,684	$742,242
IRLCs	—	—	9,295	9,295
TBAs	—	1,509	—	1,509
Total	$—	$714,067	$38,979	$753,046

	December 31, 2021
Description	Level 1	Level 2	Level 3	Totals
MLHFS	$—	$2,112,752	$63,285	$2,176,037
IRLCs	—	—	31,158	31,158
TBAs	—	(1,040)	—	(1,040)
Total	$—	$2,111,712	$94,443	$2,206,155

The following are the changes in fair value of assets and liabilities measured at fair value on a recurring basis:

	Year Ended December 31,
Description	2022	2021	2020
MLHFS	$(45,335)	$(33,676)	$68,862
Derivative liabilities	37,373	34,824	(34,824)
Total	$(7,962)	$1,148	$34,038

The Company’s MSRs are measured at fair value on a periodic basis. The residential mortgage market has been experiencing periods of increasing interest rates, resulting in a decrease in borrower refinancing activity. The Company’s MSR portfolio had impairment reversals during 2022 and 2021, as a result of slower prepayment speeds of the mortgage loans underlying the MSRs for some of the higher interest rate stratifications, and was impaired during 2020, as a result of faster prepayment speeds of the loans underlying the MSRs. The change in prepayment rates resulted in an impairment reversals of $20,864 and $12,169 in the higher interest rate stratifications in 2022 and 2021, respectively, and losses of $27,578 during 2020, which is recorded in impairment of mortgage servicing rights on the consolidated statements of operations. The fair value of the lower interest rate stratifications were in excess of their amortized cost basis at December 31, 2022.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

P.	FAIR VALUE MEASUREMENTS (Continued)

Level 3 Purchases, Issuances and Transfers

The following is a summary of the Company’s purchases, issuances, and transfers of assets which are measured at fair value on a recurring and non-recurring basis using Level 3 inputs:

	Year Ended December 31,
	2022		2021		2020
	LHFS	IRLCs	LHFS	IRLCs	LHFS	IRLCs
Issuances (a)	$—	$299,308	$—	$727,545	$—	$879,539
Transfers into Level 3 (b)	$30,400	$—	$36,145	$—	$11,151	$—
Transfers out of Level 3 (c)	$32,774	$450,168	$11,151	$1,171,689	$7,731	$1,101,456

(a)Issuances of Level 3 IRLCs represent the lock-date market value of IRLCs issued to borrowers during the year, net of estimated pullthrough and costs to originate.

(b)MLHFS transferred into Level 3 represent mortgage loans held for sale not calculated using observable market information, such as third-party broker quotations, underlying collateral adjusted for a valuation allowance, or market bid pricing.

(c)MLHFS transferred out of Level 3 represent mortgage loans held for sale not calculated using observable market information, that were either sold, repaid or foreclosed upon and loans that have been cured. IRLCs transferred out of Level 3 represent IRLCs that were funded and moved to mortgage loans held for sale, at fair value.

Fair Value of Other Financial Instruments

Due to their short-term nature, the carrying value of cash and cash equivalents, restricted cash, notes receivable, construction loans, short-term receivables, short-term payables, master repurchase agreement, and warehouse and operating lines of credit approximate their fair value at December 31, 2022.

Q.SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 14, 2023, the date on which the consolidated financial statements were available to be issued.

The Company signed a letter of intent in January 2023, with a third-party investor, to sell FNMA and FHLMC MSRs with a total unpaid principal balance of $9,400,000. The transaction is expected to close in April 2023.

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